Exhibit 99.1

Press Release

Comstock Acquires The Hartford Building in Arlington, VA

The 211,450 Sq. Ft. Class-A Office Building Represents the Fourth Addition during 2019 to Company’s Portfolio of Transit-Oriented Managed Assets

RESTON, VA—January 6, 2020—Comstock Holding Companies, Inc., (NASDAQ: CHCI) (“CHCI” or “Comstock”) announced that on December 30, 2019, it completed the acquisition of The Hartford Building on an all-cash basis in a joint venture between CHCI and Comstock Partners, LC, an affiliated, privately-held company.  The 9-story, Class-A building is located at 3101 Wilson Blvd, adjacent to the Clarendon Station on Metro’s Orange Line in Arlington, Virginia. Built in 2003, the 211,450 square foot office building with street-level retail is currently 90%+ leased to multiple high-quality tenants.

The Hartford Building is the fourth office building acquired by Comstock and its affiliated companies in 2019, increasing total capital deployed for the acquisition of existing, transit-oriented assets to approximately $250 Million for the year just ended.  “This acquisition furthers our strategy of positioning Comstock as a premier asset manager and service provider for capital partners including HNW family offices and institutional investors” said Chris Clemente, Comstock’s Chairman and Chief Executive Officer. “It also compliments Comstock’s anchor portfolio of managed assets that includes significant transit-oriented developments in the Washington, DC region while leveraging the capabilities of the talented team of professionals at Comstock in a manner designed to benefit all stakeholders.”

Since announcing in 2018 that it would wind-down its subsidiary for-sale homebuilding operation and refocus its business exclusively on commercial real estate development, asset management and real estate related services, Comstock has increased real estate assets under management and development to more than 3.5M square feet currently and approximately 7 million square feet at full build out of mixed-use and transit-oriented properties located in Northern Virginia, where global tech and consulting firms have been securing significant amounts of office space.  During 2019, Comstock also announced the completion of more than 500,000 square feet of new office leases in Reston Station, one of two large transit-oriented developments included in Comstock’s anchor portfolio.

“This latest office acquisition furthers Comstock’s growth strategy focused on expanding our portfolio of transit-oriented properties in high-yield neighborhoods,” said Tim Steffan, EVP, Asset Management, Development and Leasing for Comstock. “The Hartford Building’s tenants benefit from the combination of adjacent Metro access and a convenient hybrid of national brands and locally-owned and operated retail establishments and restaurants all within walking distance of the Hartford Building.”

The amenity-rich neighborhood of Clarendon benefits from the highest median household income and the most educated workforce of all five submarkets in the Rosslyn-Ballston Corridor. The Hartford Building is situated in the heart of Clarendon’s transit-oriented and mixed-use, office and retail corridor that features Whole Foods, Trader Joe’s, Apple, Barnes & Noble and Sephora, along with a variety of restaurants with local roots including Green Pig Bistro, Ambar, Bakeshop and CIRCA at Clarendon. East Coast Coffee & Wine recently opened in the Hartford Building, further increasing dining options in the vibrant Clarendon submarket and providing an additional in-building amenity.

Comstock intends to complete the currently ongoing renovation and enhancement program commenced by previous ownership, including lobby, common areas, and restrooms.  Comstock Commercial Management and Comstock’s ParkX Management will manage the Hartford Building and its publicly accessible below grade parking garage.  CHCI will maintain a financial interest in the property as a result of its capital investment, while also generating market rate fee-based revenue in connection with acquisition and management of the property.

About Comstock Holding Companies, Inc.

Comstock Holding Companies, Inc. (Nasdaq: CHCI) is a real estate development, asset management and real estate services company that has designed, developed, constructed, acquired and managed several thousand residential units and millions of square feet of residential and mixed-use projects throughout the Washington, D.C. metropolitan market since 1985. In 2018, Comstock announced its plan to wind-down its subsidiary for-sale homebuilding operation to focus exclusively on commercial real estate investment, development, asset management and real estate related services. Anchoring CHCI’s transition is a long-term asset management agreement covering two of the largest transit-oriented, mixed-use developments in the Washington, D.C. area; Reston Station, a nearly 5 million square foot transit-oriented and mixed-use development in Reston, Virginia, and Loudoun Station, a nearly 2.5 million square foot transit-oriented, mixed-use development in Ashburn, Virginia, and additional development assets.

Comstock Holding Companies, Inc. is publicly traded on NASDAQ under the symbol CHCI. For more information, visit www.ComstockCompanies.com.

Cautionary Statement Regarding Forward-Looking Statements

This release may include "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by use of words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties, many of which are beyond our control. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements. Additional information concerning important risk factors and uncertainties can be found under the heading "Risk Factors" in our latest Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.  Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.